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                                                                    EXHIBIT 99.2

                CASH SYSTEMS, INC. ANNOUNCES AFFILIATE STOCK SALE

MINNEAPOLIS, December 23, 2004 - Cash Systems, Inc. (Amex: CKN), a provider of cash access solutions for the gaming industry, today announced that Craig Potts, Chief Executive Officer of Cash Systems, and his spouse have entered into a definitive agreement to sell 6.6 million shares of common stock via a private offering to institutional and other qualified investors at a price of $6.42 per share. The company did not receive any proceeds from this transaction.

ABOUT CASH SYSTEMS, INC.
Cash Systems, Inc., located in Minneapolis and Las Vegas, is a provider of cash access and related services to the retail and gaming industries. Cash Systems' products include its proprietary cash advance systems, ATMs and check cashing solutions. Please visit http://www.cashsystemsinc.com for more information.

This press release may contain forward-looking statements, including the Company's beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company's plan of operation, changes in the Company's anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its most recent Forms 10-KSB and 10-QSB. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.

Contacts:
Don Duffy/Ashley Ammon
Integrated Corporate Relations
203-682-8200